Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 8, 2021 and August 17, 2021 appearing in this Form 8‑K/A with respect to the audited and unaudited consolidated financial statements of BT Intermediate, LLC for the years ended December 31, 2020 and 2019 and three months ended March 31, 2021 and 2020, which are incorporated by reference in the Registration Statements of Repay Holdings Corporation on Form S-3 (File No. 333-232961), Form S-3 (File No. 333-248483), Form S-3 (File No. 333-253943), Form S-3 (File No. 333-257660),  Form S-8 (File No. 333-233879) and Form S-8 (File No. 333-258902).  We consent to the use of the aforementioned reports in these Registration Statements.

/s/ Henry + Horne, LLP

Tempe, Arizona

August 20, 2021